                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 MENTOR GRAPHICS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

   [LOGO]

Dear Shareholder:

    You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Mentor Graphics Corporation to be held in Wilsonville, Oregon, on Tuesday, May 19, 1998. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

    YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is important to establish a quorum and your vote is important.

    Thank you for your continued interest in Mentor Graphics Corporation.

                                          Sincerely,

                                                      [SIG]

                                          Walden C. Rhines
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                          MENTOR GRAPHICS CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 1998

To the Shareholders of Mentor Graphics Corporation:

    The Annual Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Tuesday, May 19, 1998 at 5:00 p.m., Pacific Time, at the Company's offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 for the following purposes, as more fully described in the accompanying Proxy Statement:

        1. To elect directors to serve for the ensuing year and until their successors are elected.

        2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

    The above items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on March 12, 1998 are entitled to notice of and to vote at the Annual Meeting.

                                          Sincerely,

                                                  [SIG]

                                          Dean Freed

                                          VICE PRESIDENT, GENERAL COUNSEL

                                          AND SECRETARY

Wilsonville, Oregon
April 10, 1998

    THE COMPANY CORDIALLY INVITES ALL SHAREHOLDERS TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                       MAILED TO SHAREHOLDERS ON
                                                         OR ABOUT APRIL 10, 1998

                          MENTOR GRAPHICS CORPORATION
                            8005 S.W. BOECKMAN ROAD
                         WILSONVILLE, OREGON 97070-7777
                               -----------------

                                PROXY STATEMENT

    Mentor Graphics Corporation (Mentor Graphics or Company) is soliciting the enclosed proxy for use at its Annual Meeting of Shareholders to be held Tuesday, May 19, 1998 at 5:00 p.m., Pacific Time, or at any adjournment of that meeting. The Company will hold the Annual Meeting at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

    Mentor Graphics will bear the cost of this solicitation. The Company has retained Georgeson & Company to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $6,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mails, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

    The mailing address of the Company's principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is
(503) 685-7000.

    UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT/FORM 10-K TO ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT.

PROCEDURAL MATTERS

    Shareholders of record at the close of business on March 12, 1998 are entitled to notice of and to vote at the meeting. At the record date, 64,677,088 shares of Mentor Graphics Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see "Information Regarding Beneficial Ownership of Principal Shareholders and Management."

    Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

    The directors of the Company are elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Under Oregon law, if a quorum is present at the meeting, the six nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the six nominees named below, who are all currently directors of the Company. If any nominee of Mentor Graphics is unable or declines to serve as a director at the time of the Annual Meeting, the designated proxy holders will vote the proxies for any nominee designated by the present Board of Directors to fill the vacancy.

    The nominees for director are listed below together with certain information about each of them.

                                                                                                           SHARES OF COMMON STOCK
                                                                                                           BENEFICIALLY OWNED AS
                                                                                                                     OF
                                                                                                               MARCH 12, 1998
                                                                                                           ----------------------
                                                                                               DIRECTOR     NUMBER OF    PERCENT
NAME, PRINCIPAL OCCUPATION AND DIRECTORSHIPS                                         AGE         SINCE       SHARES     OF TOTAL
-------------------------------------------------------------------------------      ---      -----------  -----------  ---------
JON A. SHIRLEY.................................................................          59         1989      199,542(1)     *
  Chairman of the Board of Directors of the Company since 1994; private investor; President and Chief Operating Officer of Microsoft Corporation (a
  developer of computer software) from 1983 to 1990; director of Microsoft
  Corporation.
MARSHA B. CONGDON..............................................................          51         1991       79,336(2)     *
  Private investor since 1997; Vice President, Policy and Strategy, of US West
  Inc. (a provider of communications services) from 1995-1997; Regional Vice
  President and Chief Executive Officer-- Oregon from 1992-1995; Vice President and Chief Executive Officer--Oregon from 1987 to 1992.
JAMES R. FIEBIGER..............................................................          56         1994       27,550(3)     *
  President and Chief Executive Officer of Gatefield Corp. (a semiconductor company) since 1997; Chairman of the Board and Managing Director of
  Thunderbird Technologies, Inc. (a technology licensing company) 1993 to 1997;
  President and Chief Operating Officer of VLSI Technology, Inc. (a
  manufacturer of semiconductors) from 1988 to 1993; director of Thunderbird
  Technologies, Inc. (a technology licensing company).
DAVID A. HODGES................................................................          60         1995       15,934(4)     *
  Professor of Electrical Engineering and Computer Sciences at the University
  of California at Berkeley (UC Berkeley) where he has been a faculty member since 1970; Dean of College of Engineering at UC Berkeley from 1990-1996;
  director of Silicon Image, Inc. (a semiconductor company).
WALDEN C. RHINES...............................................................          51         1993      659,211(5)     *
  President and Chief Executive Officer of the Company since 1993; Executive
  Vice President, Semiconductor Group, and Vice President of Texas Instruments
  Inc. (a manufacturer of electronics products) from 1987 to 1993; director of
  Triquint Semiconductor, Inc. and Cirrus Logic, Inc. (both are manufacturers of semiconductors).
FONTAINE K. RICHARDSON.........................................................          56         1983      116,000(6)     *
  General Partner of Eastech Management Company (a private venture capital firm) since 1983; director of Banyan Systems Incorporated (a manufacturer of computer network software products).

------------------------

*   Less than 1%

(1) Includes 144,542 shares subject to options exercisable within 60 days of March 12, 1998.

(2) Includes 78,083 shares subject to options exercisable within 60 days of March 12, 1998.

(3) Includes 27,550 shares subject to options exercisable within 60 days of March 12, 1998.

(4) Includes 15,534 shares subject to options exercisable within 60 days of March 12, 1998.

(5) Includes 602,498 shares subject to options exercisable within 60 days of March 12, 1998.

(6) Includes 116,000 shares subject to options exercisable within 60 days of March 12, 1998.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of Mentor Graphics met five times during 1997. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

    The Audit Committee of the Board of Directors, which consists of Directors Congdon, Fiebiger and Hodges, met four times during 1997. This committee meets from time to time with management and the Company's independent auditors to consider financial and accounting matters. The Compensation Committee of the Board of Directors, which consists of Directors Congdon, Richardson and Shirley, met six times during the year. This committee recommends compensation and fringe benefits for existing and future employees and administers the Company's stock option and purchase plans. The Nominating Committee, which consists of Directors Congdon, Fiebiger, Hodges, Richardson and Shirley, met once during 1997. This committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. The Nominating Committee also considers shareholder nominations made in writing to the Corporate Secretary.

    No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 1997.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company are paid an annual fee of $20,000 and are reimbursed for expenses incurred in attending Board and Board committee meetings. Any Non-Employee Director who also serves as Chairman of the Board is paid an additional annual fee of $10,000.

    1987 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    The 1987 Non-Employee Directors' Stock Option Plan (1987 Plan) was adopted in 1987 and amended in 1994 by the Board of Directors and the shareholders. An aggregate of 1,100,000 shares of Common Stock have been reserved for issuance under the 1987 Plan. On the date of each Annual Meeting of shareholders, each Non-Employee Director elected is automatically granted an option to purchase 10,000 shares of Common Stock and any Non-Employee Director elected Chairman of the Board is automatically granted an additional option to purchase 12,500 shares. Options under the 1987 Plan are granted at exercise prices equal to the fair market value of the Common Stock on the grant date. On the date of the 1997 Annual Meeting Directors Congdon, Fiebiger, Hodges and Richardson were automatically granted an option for 10,000 shares each at an exercise price of $7.0625. Director Shirley, who served as Chairman since the 1996 Annual Meeting, was automatically granted an option exercisable for 12,500 shares at an exercise price of $7.0625. If re-elected, Directors Congdon, Fiebiger, Richardson and Hodges will each be automatically granted an option for 10,000 shares; Mr. Shirley, who served as Chairman since the 1997 Annual Meeting, will automatically be granted an option for 12,500 shares on the date of the Annual Meeting. All options have a ten year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant. The 1987 Plan is administered by the Compensation Committee. No directors exercised options in 1997.

                   INFORMATION REGARDING BENEFICIAL OWNERSHIP
                    OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table shows beneficial ownership of the Company's Common Stock as of March 12, 1998 by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of March 12, 1998 as a group:

                                                               AMOUNT AND NATURE OF
                                                                    BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP (1)        PERCENT
------------------------------------------------------------  ----------------------  ---------
State of Wisconsin Investment Board.........................       6,335,200(2)           9.22%
 P.O. Box 7842
 Madison, WI 53707

The Crabbe Huson Group, Inc.................................       4,198,700(3)           6.44%
 121 SE Morrison
 Suite 1400
 Portland, OR 97204

Merrill Lynch and Company, Inc..............................       3,795,500(4)            5.8%
 250 Vesey Street
 World Financial Center North Tower
 New York, NY 10281

                                                               AMOUNT AND NATURE OF
NAME OF EXECUTIVE OFFICER                                      BENEFICIAL OWNERSHIP    PERCENT
------------------------------------------------------------  ----------------------  ---------
Walden C. Rhines............................................         659,211(5)           *
Gregory K. Hinckley.........................................          87,500(6)           *
Glenn D. House Sr...........................................               0              *
G.M. "Ken" Bado.............................................          74,840(7)           *
Dean Freed..................................................          38,073(8)           *
Richard Trebing                                                        6,046(9)           *
All directors and executive officers as a group
(11 persons)................................................       1,304,032(10)          *

------------------------

  * Less than 1%

 (1) Except as otherwise noted, the persons listed in the table have sole voting and dispositive power with respect to the common stock owned by them.

 (2) Information provided as of January 22, 1998 in a Schedule 13G filed by the shareholder.

 (3) Information provided as of February 5, 1998 in a Schedule 13G filed by the shareholder.

 (4) Information provided as of February 2, 1998 in a Schedule 13G filed by the shareholder.

 (5) Includes 602,498 shares subject to options exercisable within 60 days of March 12, 1998.

 (6) Includes 62,500 shares subject to options exercisable within 60 days of March 12, 1998 and 700 shares held by spouse.

 (7) Includes 67,932 shares subject to options exercisable within 60 days of March 12, 1998.

 (8) Includes 28,494 shares subject to options exercisable within 60 days of March 12, 1998 and 550 shares held by spouse.

 (9) Includes 4,930 shares subject to options exercisable within 60 days of March 12, 1998.

(10) Includes 1,148,063 shares subject to options exercisable within 60 days of March 12, 1998.

              INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table shows compensation paid by the Company for the last three fiscal years to the Chief Executive Officer, the four other most highly compensated executive officers who were serving as executive officers at December 31, 1997, and one other highly compensated executive officer who ceased employment prior to December 31, 1997 (Named Executive Officers).

                                                                                 LONG TERM
                                                                            COMPENSATION AWARDS
                                                                            --------------------
                                                    ANNUAL COMPENSATION          SECURITIES
                                                 -------------------------       UNDERLYING             ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY ($)   BONUS ($) (1)   OPTIONS/SARS(#)     COMPENSATION ($) (2)
------------------------------------  ---------  -----------  ------------  --------------------  ---------------------
Walden C. Rhines ...................       1997     424,999       157,950           250,000                 4,750
 President and Chief                       1996     417,708             0           700,000(3)              4,500
 Executive Officer                         1995     400,000       583,050           100,000                 4,500

Gregory K. Hinckley ................       1997     296,090             0           250,000                 3,717
 Executive Vice President, Chief           1996          --            --                --                    --
 Operating Officer and Chief               1995          --            --                --
 Financial Officer (4)

G.M. "Ken" Bado ....................       1997     229,999             0                 0                 4,750
 Senior Vice President,                    1996     157,708        95,376           215,000(3)              4,500
 World Trade (5)                           1995          --            --                --                    --

Glenn D. House Sr. .................       1997     110,807             0                 0                 4,289
 Former Senior Vice President,             1996     157,608        31,054           197,000(3)              4,500
 Strategy and Product Operations (6)       1995          --            --                --                    --

Dean Freed .........................       1997     145,500        52,650            26,250                 4,365
 Vice President, General Counsel and       1996     117,083             0            61,600(3)              4,500
 Secretary                                 1995     105,586        54,826             6,600                 3,505

Richard Trebing ....................       1997     102,125             0             5,000                 3,064
 Former Corporate Controller and           1996          --            --                --                    --
 Chief Accounting Officer (7)              1995          --            --                --                    --

------------------------

(1) The 1997 bonuses paid to Dr. Rhines and Mr. Freed represent amounts earned under the Special Incentive Bonus Plan for the Company's 1995 performance that did not vest until December 31, 1997 and were paid in 1998. The 1995 bonus includes $52,650 and $17,550, paid to Dr. Rhines and Mr. Freed, respectively, representing the immediately vested portion of the bonus earned under the Special Incentive Bonus Plan for the Company's 1995 performance.

(2) Amounts shown are Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company's U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee.

(3) On November 7, 1996, the Compensation Committee approved a repricing of outstanding options under the Company's employee stock option plans. For purposes of the table above, repriced options are considered to be option grants and, therefore, are included in the number of options granted in 1996. If repriced options are not counted, option grants in 1996 were made to Dr. Rhines and Messrs. Bado, House and Freed for 300,000, 165,000, 160,000 and 20,000 shares respectively.

(4) Mr. Hinckley became an executive officer of the Company in January 1997.

(5) Mr. Bado became an executive officer of the Company in December 1996.

(6) Mr. House became an executive officer of the Company in December 1996 and ceased to be an employee of the Company in July 1997.

(7) Mr. Trebing became an executive officer of the Company in January 1997 and ceased to be an executive officer in January 1998.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants for the last fiscal year to the Named Executive Officers.

                                                              INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                                     -------------------------------------------------------------------     VALUE AT ASSUMED
                                        # OF                                                              ANNUAL RATES OF STOCK
                                     SECURITIES                % OF TOTAL                                 PRICE APPRECIATION FOR
                                     UNDERLYING    VESTING   OPTIONS GRANTED   EXERCISE OR                    OPTION TERM(1)
                                       OPTIONS    REFERENCE  TO EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------
NAME                                 GRANTED(2)     DATE       FISCAL YEAR      ($/SHARE)       DATE        5%($)       10%($)
-----------------------------------  -----------  ---------  ---------------  -------------  -----------  ----------  ----------
Walden C. Rhines...................     250,000    03/20/97          9.17           9.000      02/28/07    1,405,228   3,555,522
Gregory K. Hinckley................     250,000    01/10/97          9.17           9.875      12/31/06    1,547,212   3,917,853
G.M. "Ken" Bado....................           0      --              0.00           0.000        --                0           0
Glenn D. House Sr..................           0      --              0.00           0.000        --                0           0
Dean Freed.........................      26,250    03/20/97          0.96           9.000      02/28/07      147,549     373,330
Richard Trebing....................       5,000    03/20/97          0.18           9.000      02/28/07       28,105      71,110

------------------------

(1) The 5% and 10% assumed rates of appreciation are required by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(2) Each option is fully exercisable four years after the Vesting Reference Date with 25% becoming exercisable on each of the first four anniversaries of that date. All options become fully exercisable upon a "change in control" of the Company as defined in the 1982 Stock Option Plan. Unless otherwise determined by the Compensation Committee before the occurrence of the event, a "change in control" generally includes the following events: the acquisition by any person of 20% or more of the Company's Common Stock, the nomination (and subsequent election) of a majority of the Company's directors by persons other than the incumbent directors and the approval by the Company's shareholders of a merger, share exchange, sale of substantially all of the Company's assets or plan of liquidation.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table provides information on option exercises for the last fiscal year by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 1997.

                                                                         NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                                        OPTIONS AT FY-END (#)           AT FY-END ($)
                                             SHARES         VALUE     --------------------------  --------------------------
                                           ACQUIRED ON    REALIZED
NAME                                      EXERCISE (#)       ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------  -------------  -----------  -----------  -------------  -----------  -------------
Walden C. Rhines........................            0             0      469,999        680,001      113,748        630,001
Gregory K. Hinckley.....................            0             0            0        250,000            0              0
G.M. "Ken" Bado.........................            0             0       58,766        145,834      121,045        236,980
Glenn D. House Sr.......................       11,908        34,667            0              0            0              0
Dean Freed..............................            0             0       18,278         60,072       40,655         63,789
Richard Trebing.........................            0             0        2,230          9,275        1,114          1,875

EMPLOYMENT AGREEMENTS

    In connection with the hiring of Gregory K. Hinckley in January 1997, the Company agreed that if it terminates Mr. Hinckley without cause at any time prior to January 15, 1999, the Company will pay Mr. Hinckley $469,000 in settlement of any and all claims he may have against the Company.

            REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

    The philosophy of the Company's executive compensation plan is to:

    (a) attract highly talented executives;

    (b) motivate executives to high levels of performance;

    (c) retain needed executive resources; and

    (d) recognize the differing impact that various executives have on the achievement of corporate goals.

    To achieve these objectives, the Company pays executive officers on a total compensation approach that includes base salary, annual bonuses dependent on corporate performance and stock options. The Compensation Committee of the Board of Directors, which is comprised of non-employee directors, reviews and approves the compensation to be paid to executive officers.

Compensation of executive officers consists of the following components:

    BASE SALARY: Salaries for executive officers are reviewed on an annual basis. In reviewing executive salaries, data from a third party survey is considered. In using the third party survey, the Company compares itself to other high-technology companies with annual revenues of $200 million to $500 million, and generally establishes salaries in the third quartile (50th to 75th percentile) for the group. This group of comparable companies differs from the companies in the Media General index used for the performance graph that follows this report, which consists of companies in the software and data processing businesses without regard to annual revenue. The salary survey group may include those companies in the Media General index with annual revenues of $200 million to $500 million, while it does not include companies in the Media General index with revenues outside of the $200 million to $500 million range. Nonetheless, the Company believes that the salary survey group is an appropriate peer group for compensation purposes.

    BONUS: The Compensation Committee annually establishes a Variable Pay Plan to provide for the payment of cash bonuses to executive officers and other employees based on corporate performance. In addition, in 1995 the Compensation Committee established a Special Incentive Bonus Plan to provide additional incentive compensation to a group of approximately 20 top executives. Under the Variable Pay Plan, each year the Compensation Committee approves a target bonus amount for each executive officer to be paid based on achievement of the target net income from the annual business plan approved by the Board of Directors (Annual Plan). For this purpose, the Company's reported net income may be adjusted by the Compensation Committee at its discretion to exclude unusual items such as acquisition-related expenses, one-time charges and reversals. The potential bonus increases or decreases based on the achievement of higher or lower net income. The potential bonus for executive officers other than the Chief Executive Officer is then subject to further adjustment up or down based on individual performance. For 1997, target bonuses for executive officers ranged from 30 percent to 70 percent of base salary, with 100 percent of the target payable upon attainment of the target net income from the Annual Plan and no target bonus payable unless 76% of the target net income from the Annual Plan was achieved. In 1997 the Company achieved less than 76% of the target net income and no bonuses were paid out to executive officers under the Variable Incentive Bonus Plan.

    Under the Special Incentive Bonus Plan, bonuses became payable to the extent the Company's revenues and net income for the year exceeded the revenue and net income levels in the Annual Plan, provided that no bonuses based on revenues were payable unless the Annual Plan's target net income level was achieved. The bonuses equaled a percentage of Base Pay (defined as the midpoint of each individual's salary range) equal to the sum of (a) one-half percent of Base Pay for every 1% by which actual revenue exceeded the target revenue from the Annual Plan plus (b) 1% of Base Pay for every 1% by which actual net income exceeded the target net income from the Annual Plan. The Special Incentive Bonus Plan provided that 100% of the 1997 bonuses would have been payable currently. No bonuses were paid out under this plan for 1997 as the Company did not achieve the target net income level under the Annual Plan. 1997 was the last year of the Special Incentive Bonus Plan. Seventy-five percent of the bonuses earned with respect to the Company's 1995 performance was deferred under the Special Incentive Bonus Plan and vested on December 31, 1997 for participants who were employed on that date.

    In addition, certain executives with sales responsibility receive variable pay based on sales performance of their divisions.

    STOCK OPTIONS: The Company believes that stock options granted to key employees, including executive officers, provide such persons with significant compensation based on overall Company performance as reflected in the stock price, create a valuable retention device through standard four-year vesting schedules and help align employees' and shareholders' interests. Stock options are typically granted at the time of hire to key new employees, at the time of promotion to certain employees and annually to a broad group of existing key employees including executive officers. Most executive officers received stock option grants as part of the 1997 annual option grant program for key employees. The 1997 annual option program for all employees involved a total pool of approximately 1,600,000 shares. Individual award levels are determined primarily by a matrix that allocates the available shares based on position within the Company, with some discretionary adjustments based on subjective performance factors. Third party survey data is considered in establishing the upper levels of the matrix with the Company seeking to grant options in the middle range of comparable companies.

    DEDUCTIBILITY OF COMPENSATION: Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Upon the exercise of nonqualified stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer's total compensation to exceed $1,000,000. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and it is the Company's current policy generally to grant options that meet those requirements.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER: Dr. Rhines' base salary, which was increased from $400,000 to $425,000 in April 1996, has remained unchanged since that date. This salary level is in the third quartile of CEO salaries among comparable companies from the third party survey used by the Company. Dr. Rhines did not earn bonuses for 1997 under either the Variable Pay Plan or the Special Incentive Plan. He did become vested on December 31, 1997 in the $157,950 deferred payment earned by him under the Special Incentive Bonus Plan for the Company's 1995 performance. Dr. Rhines was granted an option to purchase 250,000 shares of Company stock in April 1997, which was in the middle range of CEO option grants for comparable companies.

COMPENSATION COMMITTEE

Jon A. Shirley
Fontaine K. Richardson
Marsha B. Congdon

                               PERFORMANCE GRAPH

    Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                AMONG MENTOR GRAPHICS CORPORATION, S&P 500 INDEX
           AND MEDIA GENERAL SOFTWARE, DATA PROCESSING GROUP INDEX(1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              MENTOR GRAPHICS      S&P 500     MG GROUP

                     CORPORATION      INDEX          INDEX
12/31/92                 $100.00    $100.00        $100.00
12/31/93                 $172.62    $110.08        $106.77
12/31/94                 $191.45    $111.54        $130.65
12/31/95                 $229.11    $153.45        $194.37
12/31/96                 $122.40    $188.69        $241.59
12/31/97                 $121.62    $251.64        $299.34

                     ASSUMES $100 INVESTED ON DEC. 31, 1992
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1997

MEASUREMENT PERIOD                                                   S & P 500   MEDIA GENERAL
(FISCAL YEAR COVERED)                             MENTOR GRAPHICS      INDEX         INDEX
------------------------------------------------  ----------------  -----------  --------------
Measurement Point:
12/31/92........................................     $   100.00      $  100.00     $   100.00
Fiscal Year Ending:
12/31/93........................................     $   172.62      $  110.08     $   106.77
12/31/94........................................     $   191.45      $  111.54     $   130.65
12/31/95........................................     $   229.11      $  153.45     $   194.37
12/31/96........................................     $   122.40      $  188.69     $   241.59
12/31/97........................................     $   121.62      $  251.64     $   299.34

                   ASSUMES $100 INVESTED ON DECEMBER 31, 1992
                          ASSUMES DIVIDENDS REINVESTED
                        FISCAL YEARS ENDING DECEMBER 31

------------------------

(1) This is an industry group index published by Media General Financial
    Services.

                              INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG Peat Marwick as the Company's independent auditors for 1998. KPMG Peat Marwick has examined the financial statements of the Company and its subsidiaries each year since the inception of the Company in 1981. Representatives of KPMG Peat Marwick will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in 1997.

                            DISCRETIONARY AUTHORITY

    While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

                             SHAREHOLDER PROPOSALS

    Any shareholder proposals to be considered for inclusion in proxy material for the Company's Annual Meeting to be held in 1999 must be received at the principal executive offices of the Company not later than December 11, 1998.

                                          By Order of the Board of Directors

                                                  [SIG]

                                          Dean Freed
                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

April 10, 1998

                             MENTOR GRAPHICS CORPORATION

                             ANNUAL MEETING, MAY 19, 1998

                         PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean
M. Freed and each of them, proxies with power of substitution to vote on the undersigned's behalf all shares which the undersigned may be entitled to vote at the annual meeting of shareholders of Mentor Graphics Corporation on May 19, 1998 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

1. Election of directors:   ___FOR all nominees    ___WITHHOLD AUTHORITY
                               (except as marked      to vote for all nominees
                               to the contrary below) listed below

(Note: To withhold authority to vote for any individual, strike through the nominee's name below.)

MARSHA B. CONGDON, JAMES R. FIEBIGER, DAVID A. HODGES, WALDEN C. RHINES, FONTAINE K. RICHARDSON AND JON A. SHIRLEY

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE IN FAVOR OF PROPOSAL 1.

THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU WILL DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE MAY 19, 1998.

Date: _____________, 1998                    Shares:
                                              ________________________________
                                              ________________________________
                                              ________________________________
                                                 Signature or signatures

Please date and sign as name is imprinted on this proxy, including designation as executor, trustee, etc., if applicable. The president or other authorized officer must sign for a corporation. All co-owners must sign.


                                      14